<Page 54>
                    TITAN TRADING ANALYTICS INC.

                            CONSOLIDATED
                        FINANCIAL STATEMENTS

                          OCTOBER 31, 1998

<Page 55>

Collins
Barrow
Chartered Accountants

Suite 800
1030 West Georgia Street
Vancouver, Canada
V6E 3B9

                          AUDITORS'  REPORT
                          -----------------


To the Directors of
Titan Trading Analytics Inc.

We have audited the consolidated balance sheets of Titan
Trading Analytics Inc. as at October 31, 1998 and 1997 and the consolidated statements of operations and deficit and cash flows for each of the years in the three year period ended October 31, 1998. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at October 31, 1998 and 1997 and the results of its operations and cash flows for each of the years in the three year period ended October 31, 1998 in accordance with generally accepted accounting principles in Canada. As required by the Company Act (B.C.), we report that, in our opinion, these principles have been applied on a consistent basis.

	                                \s\ COLLINS BARROW

	                                CHARTERED  ACCOUNTANTS

Vancouver,  Canada
January 13, 1999

A member of
Moores
Rowland
International                                              Collins Barrow
An association of independent                         is a Partnership of
accounting firms throughout the world.         Incorporated Professionals

<Page 56>

                     TITAN TRADING ANALYTICS INC.
                     ----------------------------
           (Incorporated under the laws of British Columbia)

                      CONSOLIDATED BALANCE SHEET
                      --------------------------

                           OCTOBER 31, 1998
                           ----------------


                           ASSETS                 1998         1997
                           ------                 ----         ----
Current assets
  Cash, due from brokers, and short-term
  Investments                              $ 1,363,816  $ 1,667,530
  Accounts receivable	                           5,794       22,634
  Prepaid expenses	                                746        3,483
                                           -----------  -----------
                                             1,370,356    1,693,647

Software and systems development (note 3)      259,147      185,571

Capital assets (note 4)                         43,400       45,420
                                            ----------  -----------

                                           $ 1,672,903  $ 1,924,638
                                           ===========  ===========


                         LIABILITIES
                         -----------
Current liabilities
  Accounts payable and accrued liabilities $    30,339  $    20,922
                                           -----------  -----------

                    SHAREHOLDERS'  EQUITY
                    ---------------------
Share capital (note 5)                       2,802,962    2,671,712

Deficit                                     (1,160,398)    (767,996)
                                           -----------  -----------

                                             1,642,564    1,903,716
                                           -----------  -----------

                                           $ 1,672,903  $ 1,924,638
                                           ===========  ===========

Approved by the Directors

\s\ MICHAEL PAAUWE	,  Director
------------------------

\s\ MICHAEL GOSSLAND	,  Director
------------------------

   See accompanying notes to the consolidated financial statements.


<Page 57>
                     TITAN TRADING ANALYTICS INC.
                     ----------------------------
           CONSOLIDATED STATEMENT OF OPERATIONS AND DEFICIT
           ------------------------------------------------
                 FOR THE YEAR ENDED OCTOBER 31, 1998
                 -----------------------------------

                                      1998        1997        1996
                                      ----        ----        ----
Revenue
  Software sales               $    53,051 $    36,040 $     21,213
  Demonstration and testing
    Income                             ---      56,761          ---
  Trading income                    70,607         ---          ---
                                 ---------   ---------    ---------
                                   123,658      92,801       21,213
Expenses
  Advertising, marketing and
    Promotion                      129,299      48,157       65,159
  Amortization	                    140,258      84,297       37,228
  Bank charges                       2,408       1,452        1,811
  Capital taxes	                     6,157       4,850          ---
  Directors' fees	                   5,000         ---	         ---
  Demonstration and testing	        42,490         ---       57,934
  Investor relations                31,888         ---          ---
  Management fees                   65,055      44,887       34,364
  Office                            12,567      15,005       10,118
  Professional fees                 17,934      13,424        8,669
  Rent                               6,177       5,900        6,330
  Research and development           3,483       3,483        7,436
  Salaries and benefits             63,224      47,282       43,750
  Telephone                          4,118       4,533        5,060
  Travel                            27,459      20,345       13,946

                                 ---------   ---------    ---------

                                   557,517     293,615      291,805
                                 ---------   ---------    ---------

     	                            (433,859)   (200,814)    (270,592)

Interest and other income           41,457      58,581       35,290
                                 ---------   ---------    ---------
Net loss for the year             (392,402)   (142,233)    (235,302)

Deficit, beginning of the year    (767,996)   (625,763)    (390,461)
                                 ---------   ---------    ---------
Deficit, end of the year       $(1,160,398)$  (767,996)$   (625,763)
                               =========== =========== =============
Net loss per share for the year
(note 7(e))                         $(.04)      $(.02)       $(.03)
                                    ======      ======       ======

   See accompanying notes to the consolidated financial statements.

<Page 58>
                     TITAN TRADING ANALYTICS INC.
                     ----------------------------
                 CONSOLIDATED STATEMENT OF CASH FLOWS
                 ------------------------------------
                  FOR THE YEAR ENDED OCTOBER 31, 1998
                  -----------------------------------

                                      1998        1997        1996
                                      ----        ----        ----
Cash flows from (used in)
  operating activities
  Net loss for the year        $  (392,402)$  (142,233)$   (235,302)
  Adjustments for:
    Amortization                   140,258     	84,297       37,228
    Foreign exchange loss (gain)   (35,754)     (3,624)       8,190
                               ----------- ----------- ------------
                                  (287,898)    (61,560)    (189,884)
  Net change in non-cash working
    capital balances
      Decrease (increase) in
        Accounts receivable         16,840     (13,390)       3,437
      Decrease in prepaid
        Expenses                     2,737       9,755       26,047
      Increase (decrease) in
        Accounts payable and
        accrued liabilities          9,417     (12,322)      10,446
                               ----------- ----------- ------------

Cash used in operating
  Activities                      (258,904)    (77,517)    (149,954)
                               ----------- ----------- ------------
Cash flows used in investing
  activities
  Software and system
    Development                   (198,718)   (146,134)    (129,935)
  Acquisitions of
    capital assets                 (13,096)     (5,432)     (19,295)
                               ----------- ----------- ------------
Cash used in investing
Activities                        (211,814)   (151,566)    (149,230)
                               ----------- ----------- ------------
Cash flows from (used in)
  financing activities
  Share subscriptions received
    And issuance of common shares  131,250     302,400    1,165,500
	Share issue costs                     ---         ---     (141,089)
                               ----------- ----------- ------------
Cash from financing activities     131,250     302,400    1,024,411
                               ----------- ----------- ------------
Foreign exchange gain (loss)
  on cash held in	foreign
  currency                          35,754       3,624       (8,190)
                               ----------- ----------- ------------
Net increase (decrease) in cash
  during the year                 (303,714)     76,941      717,037

Cash, due from brokers, and
  short-term investments,
  beginning of the year          1,667,530   1,590,589      873,552
                               ----------- ----------- ------------

Cash, due from brokers, and
  short-term investments, end
  of the year                   $1,363,816  $1,667,530   $1,590,589
                               =========== =========== ============


   See accompanying notes to the consolidated financial statements.

<Page 59>


                     TITAN TRADING ANALYTICS INC.
                     ----------------------------
            NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
            ----------------------------------------------
                           OCTOBER 31, 1998
                           ----------------


1.	General information

The company develops, uses for its own account, and markets financial software trading systems.

2.	Significant accounting policies

These financial statements are prepared in accordance with accounting principles generally accepted in Canada which do not differ from those established in the United States, except as disclosed in note 8.

a)	Consolidation - The financial statements include the
accounts of the company and of its wholly-owned subsidiary, Titan Trading Corp.

b)	Short-term investments - Short-term investments are carried
at the lower of cost or market. Gains and losses from demonstration and testing and from trading short-term investments are recognized as income on the trade date.

c)	Research and development - Research costs are expensed when
incurred. Development costs are expensed when incurred prior to the establishment of technical feasibility.
Subsequent to the establishment of technical feasibility, the costs associated with the development of a commercial product for which adequate resources exist to market the product are capitalized as software and systems development.

d)	Software and systems development - Software and systems
development costs are amortized based upon the greater of
(i) the ratio of gross revenues over aggregate anticipated gross revenues and (ii) straight-line over the remaining estimated economic life of the related products.

e)	Capital assets - Capital assets are recorded at cost and
amortized at the following annual rates:

   Computer equipment            -  30%	declining balance
   Copyrights and trademarks     -  20%	straight line
   Furniture and equipment       -  20%	declining balance

f)	Software sales - Revenue arising from software sales is
recognized at the time of the sale unless the company is obligated to provide services in the future in which case a portion of the revenue is deferred until the services have been performed.

g)	Foreign currency translation - Foreign currency transactions are translated using the temporal method, whereby:

i)	monetary items are translated at the rate of exchange in
effect at the balance sheet date;

ii)	non-monetary items are
translated at historical exchange rates; and

iii)	revenue and expense items are
translated at the average rate of exchange for the year.

h)	Use of estimates - The preparation of financial statements
in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant areas requiring the use of management estimates relate to the valuation of software and systems development and the determination of useful lives of software and systems development and capital assets for purposes of calculating amortization.

<Page 60>

                     TITAN TRADING ANALYTICS INC.
                     ----------------------------
            NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
            ----------------------------------------------
                           OCTOBER 31, 1998
                           ----------------

3.	Software and systems development

                                                  1998         1997
                                                  ----         ----

Cost                                       $   474,787  $   276,069
Accumulated amortization                      (215,640)     (90,498)
                                           ===========  ===========
                                             $ 259,147    $ 185,571

Software and system development cost
  is comprised of:                                1998         1997
                                                  ----         ----
Computer services                              $29,520      $18,495
Contract services                              359,583      200,750
Other                                           60,769       34,909
Rent                                            10,200        7,200
Salaries                                        14,715       14,715
                                           -----------  -----------

                                              $474,787     $276,069
                                           ===========  ===========
4.	Capital assets

                                           1998
                           ----------------------------------
                                       Accumulated
                             Cost      Amortization     Net
                           --------    ------------  --------
Computer equipment         $ 82,785        $ 50,034  $ 32,751
Copyrights and trademarks    13,464           6,714     6,750
Furniture and equipment       7,370           3,471     3,899
                           --------    ------------  --------
                          $ 103,619        $ 60,219  $ 43,400
                          =========    ============  ========



                                           1997
                           ----------------------------------
                                       Accumulated
                             Cost      Amortization     Net
                           --------    ------------  --------
Computer equipment         $ 71,675        $ 38,378  $ 33,297
Copyrights and trademarks    11,836           4,184     7,652
Furniture and equipment       7,012           2,541     4,471
                           --------    ------------  --------
                           $ 90,523        $ 45,103  $ 45,420

Copyrights and trademarks includes $10,000 acquired in 1995 from a related individual.

5.	Share capital

                                          Number
                                       of Shares       Amount
                                       ---------       ------
Authorized
  100,000,000 common shares,
    without par value
Issued
  Balance, November 1, 1996            8,416,001  $ 2,229,312
  Issued for cash                        316,000      442,400
                                       ---------  -----------

  Balance, October 31, 1997            8,732,001    2,671,712
  Issued for cash                        125,000      131,250
                                       ---------  -----------
  Balance, October 31, 1998            8,857,001  $ 2,802,962
                                       =========  ===========
<Page 61>

                     TITAN TRADING ANALYTICS INC.
                     ----------------------------
            NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
            ----------------------------------------------
                           OCTOBER 31, 1998
                           ----------------


5.	Share capital - continued

During 1997 the company issued 316,000 common shares for $442,400.

3,000,000 of the common shares issued during 1996 are held in escrow with their release being subject to regulatory approval.

Stock options and common share purchase warrants


                       Directors, Officers and         Common Share
                       Employee Stock Options     Purchase Warrants
                       ------------------------   -----------------

Outstanding, November
  1, 1996
  Number                                830,000             125,000
  Exercise price              $.90 to July 2001   $.90 to July 1997
                                                  and $1.05 to July
                                                  1998
Exercised during 1997                       ---                 ---
Issued during 1997                          ---             158,000
                                                 $1.75 to June 1998
Cancelled during 1998                       ---            (158,000)
Exercised during 1998                       ---            (125,000)
                                        -------            --------
Outstanding, October
  31, 1998                              830,000                 ---
                                        =======            ========

6.	Income taxes

The financial statements do not reflect the potential tax reductions which may be available through the application of losses of $1,223,000 carried forward against future years' earnings otherwise subject to income taxes.

	The losses expire as follows:

     	2001                          $    67,000
     	2002                              322,000
      2003                              373,000
      2004                              248,000
      2005                              470,000
                                     ----------
                                      1,480,000
Losses attributable to timing
Differences                            (257,000)
                                     ----------
                                    $ 1,223,000
                                    ===========
<Page 62>

                     TITAN TRADING ANALYTICS INC.
                     ----------------------------
            NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
            ----------------------------------------------
                           OCTOBER 31, 1998
                           ----------------

7.	Other information

a)	Related party transactions

Included in the statement of operations and deficit are the following transactions with officers and directors and related individuals:

                                       1998     1997     1996
                                       ----     ----     ----
Expenses
  Management fees                  $ 65,055 $ 44,887 $ 34,032
  Rent                             $  4,200 $  4,200 $  4,200
  Research and development         $    --- $    --- $  6,250

Software and systems development costs incurred during the year includes $161,833 (1997 - $109,500) paid to officers and directors.

At October 31, 1998, $7,438 (1997 - $6,093) due to officers
and directors is included in accounts payable and accrued liabilities.

Share issue costs for 1996 include $18,000 paid to an officer and director.

The company has contract services agreements with officers requiring the company to pay monthly fees of $14,917 to December 2001 and additional amounts if not renewed at that time.

The related party transactions are in the normal course of operations and are recorded at the amount paid.

b)	Financial instruments

The company's financial instruments consist of cash, due from brokers, and short-term investments, accounts receivable, and accounts payable. Unless otherwise noted, it is management's opinion that the company is not exposed to significant interest, currency or credit risks arising from these financial instruments. A significant portion of the company's cash, due from brokers, and short-term investments are denominated in United States dollars. Therefore, the realization of these amounts into Canadian dollars can fluctuate based on foreign exchange rates. The fair values of these financial instruments approximate their carrying values, unless otherwise noted.

c)	Geographic information

Substantially all of the company's software sales are to customers in the United States.

d)	Foreign exchange gains and losses

Foreign exchange gains and losses arising because of changes in the exchange rate between Canadian and United States currency arose because of trading in short-term investments. Trading income includes foreign exchange gains of $18,897. Interest and other income for 1997 includes foreign exchange gains of $8,623 (1996 - losses of $5,932).

<Page 63>

                     TITAN TRADING ANALYTICS INC.
                     ----------------------------
            NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
            ----------------------------------------------
                           OCTOBER 31, 1998
                           ----------------


7.	Other information - continued

e)	Loss per share

The loss per share is calculated on the basis of the weighted average number of shares outstanding during the year which was 8,775,837 (1997 - 8,680,131; 1996 -
6,966,045).

f)	Cash used in operating activities includes:



                                       1998     1997     1996
                                       ----     ----     ----
Bank charges and interest paid     $ (2,407)$ (1,452)$ (1,811)
Interest received                  $ 45,329 $ 49,957 $ 41,223

g)	Uncertainty due to the Year 2000 Issue

The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the entity, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

h)	Comparative figures

The comparative figures have been reclassified, where applicable, to conform with the current year's presentation.

8.	United States accounting principles

a)	Balance sheet

There are no differences between United States generally accepted accounting principles and Canadian generally accepted accounting principles that would result in material changes to the balance sheet.

b)	Short-term investments

Under United States generally accepted accounting principles, short-term investments are recorded at market value. At October 31, 1998 and 1997, there were no differences between the cost and the market value of the short-term investments.

c)	Escrow shares

Under United States generally accepted accounting principles, the 3,000,000 common shares held in escrow are considered contingent shares because the conditions for issuance are not currently met and will not be met by the mere passage of time. When these shares are released from escrow, to the extent their fair market value exceeds their issuance price, compensation expense would be recognized by the company.

<Page 64>

                     TITAN TRADING ANALYTICS INC.
                     ----------------------------
            NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
            ----------------------------------------------
                           OCTOBER 31, 1998
                           ----------------

8.	United States accounting principles - continued

d)	Share issue costs

Under United States generally accepted accounting principles, share issue costs paid to employees are required to be expensed. Accordingly, share issue costs of $18,000 paid to an officer and director in 1996 would result in an increase in management fees expense in 1996.

e)	Loss per share

Under United States generally accepted accounting principles, the loss per share is calculated on the basis that the weighted average number of shares outstanding during the year excludes shares which are considered contingent shares. On that basis:

                                   1998         1997         1996
                                   ----         ----         ----
Weighted average number of
Shares outstanding            5,775,837    5,680,131    4,515,225
                              =========    =========    =========
Net loss per share              $(.07)       $(.03)       $(.06)
                                ======       ======       ======

f)	Stock options

Under United States generally accepted accounting principles, granting of stock options to directors, officers and employees may give rise to a charge to income for compensation. The company has prepared its financial statements in accordance with APB 25 under which stock options are measured by the intrinsic value method whereby directors, officers and employee compensation cost is limited to the excess of the quoted market price at date of grant over the option exercise price. Since the exercise price equalled the quoted market price at the dates the stock options were granted, there was no compensation cost to be recognized. Had the company fully adopted the recommendations of SFAS 123 and valued the options using a fair market value method such as the Black-Scholes option pricing model, there would be an increase in employee and director compensation costs charged to income of $Nil in 1998, $Nil in 1997 and $6,350 in 1996. The weighted average grant date fair market value of options granted was determined using the Black-Scholes option pricing model assuming a risk-free interest rate of 6.25%; an option life of 5 years; an expected volatility of 13% and that no dividends would be paid until after the expiry date of the options.


                                   1998         1997         1996
                                   ----         ----         ----
Net loss under United States
Generally accepted accounting
Policies                     $ (392,402)  $ (142,233)  $ (253,302)

Increase in directors',
officers' and employees'
compensation                        ---          ---        6,350
                             ----------   ----------   ----------
                             $ (392,402)  $ (142,233)  $ (259,652)
                             ==========   ==========   ==========

Net loss per share if SFAS
123 adopted                     $(.07)       $(.03)       $(.06)
                                ======       ======       ======